Offer to Exchange
6 7/8% Exchange Senior Notes due 2015
(Registered under the Securities Act of 1933)
for Any and All Outstanding
6 7/8% Senior Notes due 2015
of
MOBILE MINI, INC.
To Registered Holders and The Depository Trust Company Participants:
     Enclosed are the materials listed below relating to the offer by Mobile Mini, Inc., a Delaware corporation (the “Company”), to exchange its 6 7/8% Exchange Senior Notes due 2015 (the “New Debentures”), pursuant to an offering registered under the Securities Act of 1933, as amended (the “Securities Act”), for a like principal amount of its issued and outstanding 6 7/8% Senior Notes due 2015 (the “Old Debentures”) upon the terms and subject to the conditions set forth in the Company’s Prospectus, dated June ___, 2007, and the related Letter of Transmittal (which together constitute the “Exchange Offer”).
     Enclosed herewith are copies of the following documents:
1.	Prospectus dated June ___, 2007;

2.	Letter of Transmittal;

3.	Notice of Guaranteed Delivery;

4.	Instruction to Registered Holder and/or Book-Entry Transfer Participant from Owner; and

5.	Letter which may be sent to your clients for whose account you hold Old Debentures in your name or in the name of your nominee, to accompany the instruction form referred to above, for obtaining such client’s instruction with regard to the Exchange Offer.
     We urge you to contact your clients promptly. Please note that the Exchange Offer will expire at 5:00 p.m., New York City time, on                     , 2007 unless extended.
     The Exchange Offer is not conditioned upon any minimum number of Old Debentures being tendered.
     Pursuant to the Letter of Transmittal, each holder of Old Debentures will represent to the Company that (i) the holder is not an “affiliate” of the Company, (ii) any New Debentures to be received by it are being acquired in the ordinary course of its business, and (iii) the holder has no arrangement or understanding with any person to participate, and is not engaged and does not intend to engage, in a distribution (within the meaning of the Securities Act) of such New Debentures. If the tendering holder is a broker-dealer that will receive New Debentures for its own account in exchange for Old Debentures, you will represent on behalf of such broker-dealer that the Old Debentures to be exchanged for the New Debentures were acquired by it as a result of market-making activities or other trading activities, and acknowledge on behalf of such broker-dealer that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such New Debentures. By acknowledging that it will deliver and by delivering a prospectus meeting the requirements of the Securities Act in connection with any resale of such New Debentures, such broker-dealer is not deemed to admit that it is an “underwriter” within the meaning of the Securities Act.
     The enclosed Instruction to Registered Holder and/or Book-Entry Transfer Participant From Owner contains an authorization by the beneficial owners of the Old Debentures for you to make the foregoing representations.
     The Company will not pay any fee or commission to any broker or dealer or to any other persons (other than the Exchange Agent) in connection with the solicitation of tenders of Old Debentures pursuant to the Exchange Offer. The Company will pay or cause to be paid any transfer taxes payable on the transfer of Old Debentures to it, except as otherwise provided in Instruction 10 of the enclosed Letter of Transmittal.
     Additional copies of the enclosed material may be obtained from the undersigned.

Very truly yours, DEUTSCHE BANK TRUST COMPANY AMERICAS, EXCHANGE AGENT

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU THE AGENT OF MOBILE MINI, INC. OR THE BANK OF NEW YORK OR AUTHORIZE YOU TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON THEIR BEHALF IN CONNECTION WITH THE EXCHANGE OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.